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                                                                    EXHIBIT 11.1


                          GLOBAL ELECTION SYSTEMS INC.
                         Computation of Per-Share Income
                              Treasury Stock Method

                                                 Period Ended     Period Ended
                                                 March 31, 1999   March 31, 1998

                                                  Nine Months      Nine Months
Weighted average number of share outstanding       18,483,264       16,773,928

Total common and common equivalent shares          20,123,699       18,235,595

Net Income (Loss) for the period                 $ (1,415,468)     $ 2,420,037

Weighted average number of share outstanding       18,482,264       16,773,928

Earnings per share - basic                       $     (0.08)      $      0.14

Net Income (Loss) for the period                 $ (1,415,468)     $ 2,420,037

Total common and common equivalent shares          20,123,699       18,235,595

Earnings per share - fully diluted               $        N/A      $      0.13

Earnings per share:


Basic earnings per share is computed by dividing the net income for the period by the weighted average number of common shares outstanding for the period.

Fully diluted earnings per share is computed by dividing the net income for the period by the common and common equivalent shares outstanding for the period.